EXHIBIT 21

LIST OF SUBSIDIARIES

1.                  InFocus Benelux BV

2.                  InFocus Systems Asia Pte, Ltd.

3.                  InFocus (Shanghai) Co. Ltd.

4.                  Motif, Inc. (50% ownership)

5.                  InFocus AS

6.                  ASK AS

7.                  InFocus Norge AS

8.                  InFocus GmbH

9.                  InFocus SARL

10.            InFocus Sweden AB

11.            InFocus AG

12.            InFocus International BV

13.            InFocus International (Cayman) Limited

14.            South Mountain Technologies Ltd. (50% ownership)

15.            South Mountain Technologies (USA), Inc. (50% ownership)

16.            South Mountain Technologies (Norway), AS (50% ownership)

17.            Shenzhen South Mountain Technologies Ltd (50% ownership)

18.            InFocus Systems International Holding Company (Cayman), Ltd.